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                                                                     EXHIBIT 4.2

              AMENDMENTS TO XTO ENERGY INC. EMPLOYEES' 401(k) PLAN


1.       February 28, 2002
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         RESOLVED, that the Company amend the XTO Energy Inc. Employees' 401(k)
         Plan (the "Plan") to provide that a participant will be vested in the employer matching contribution upon the completion of three years of service.

         RESOLVED FURTHER, that the Company amend the Plan to reduce the suspension period for pre-tax salary reduction contributions for hardship withdrawals from 12 months to 6 months, and for hardship withdrawals distributed prior to January 2, 2002, that the Company continue the existing suspension of pre-tax salary reduction contributions of a participant in the Plan until 12 months after receipt of distribution.

2.       February 19, 2002
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         RESOLVED, that the Company amend the XTO Energy Inc. Employees' 401(k)
         Plan (the "Plan") to increase the amount of the annual addition limit to a participant's account from 25% to 100% of the participant's compensation, subject to the limitations provided by law.

         RESOLVED FURTHER, that the Company amend the Plan to provide that a participant who is at least age 50 can make "catch-up" contributions in amounts and in a method as provided by law, provided that the Company will not make matching contributions for "catch-up" contributions.

         RESOLVED FURTHER, that the Plan provide as to the first 2% of the Company matching contribution, which is automatically invested in the XTO Energy Inc. common stock fund, that any participant that is age 50 or older can reallocate such contribution in any of the plan's investment options.

3.       June 1, 2001
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          A.   Effective June 1, 2001, Cross Timbers Oil Company changed its name to XTO Energy Inc., and Employer desires to amend the Adoption Agreement #005 to the Deloitte & Touche Defined Contribution Prototype Plan and Trust Agreement ("Adoption Agreement") to reflect the change in name of Employer.

          B.   Employer hereby amends the Adoption Agreement by deleting Section
               1.03 and inserting the following in lieu thereof:

                    "1.03 PLAN. The name of the Plan as adopted by the Employer is XTO Energy Inc. Employees' 401(k) Plan."


4.       November 21, 2000
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         RESOLVED, that the Company hereby amends the Cross Timbers Oil Company
         Employees' 401(k) Plan, effective October 16, 2000, to provide that an employee be allowed to transfer amounts invested in any fund once every 90 days and change the allocation of future contributions on a daily basis.


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         RESOLVED FURTHER, that the Plan is hereby amended, effective October 1,
         2000, to provide that an employee can invest in any fund in the Plan with a minimum of 1% of the employee's contribution dollars.

5.       February 15, 2000
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         RESOLVED, that the Company amend the Cross Timbers Oil Company
         Employees' 401(k) Plan to as follows:

         (1) Effective April 1, 2000, that the Plan provide that an employee must have one hour of service with the Company to be a participant in the Plan;

         (2) Effective April 1, 2000, that the Plan provide that of the Company's matching contribution, the first 2% Company matching contribution (the maximum being 10%) be invested in the Cross Timbers Oil Company common stock fund;

         (3) Effective April 1, 2000, that the Plan provide that an employee can contribute and invest in any fund in the Plan with a minimum of 10% and in multiples of 5%;

         (4) Effective April 1, 2000, that the Plan provide that an employee be allowed to amend the amounts invested in any fund one time at any time during a fiscal quarter; and

         (5) Effective July 1, 2000, that the Plan provide that a participant shall vest in a Participant's Regular Matching Contributions Account upon the earlier of (i) a participant having participated in the Plan by contributing to the Plan for 3 consecutive years or (ii) 5 years of service.

6.       November 17, 1998
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         RESOLVED, that the Company amend the Cross Timbers Oil Company
         Employees' 401(k) Plan to add as an investment option a Hugoton Royalty Trust fund.

7.       November 19, 1997
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         RESOLVED, that the Cross Timbers Oil Company Employees' 401(k) Plan
         (the "Plan") be amended effective January 1, 1998, to provide that, subject to federal laws and regulations, the maximum contribution that a participant in the Plan can contribute to the Plan will be 15% of the participant's Compensation for the Plan Year (as those terms are defined in the Plan), and the Company will make matching contributions to each participant's account in an amount equal to 100% of each participant's eligible contributions for the Plan Year up to 10% of the participant's Compensation.

         RESOLVED FURTHER, that the Company may amend the Plan to provide that any person that (i) is an employee of Amoco Production Company ("Amoco") at the time such person receives an offer of employment from the Company, (ii) Amoco has provided to the Company written permission to interview such person, and (iii) is hired by the Company between the date of this resolution and March 1, 1998 in connection with the acquisition of the San Juan Basin properties or other properties from Amoco, will be entitled to participate in the Plan from the first day of employment with the Company and will be immediately vested in the Plan.